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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF THE SPORTSMAN'S GUIDE, INC.

                                                                State of
           Name                                              Incorporation
           ----                                              -------------

The Sportsman's Guide Outlet, Inc.                             Minnesota